Exhibit 99.1

Life Science Biosensor Diagnostics Pty Ltd Statement in Relation to Recent Sale of Shares in GBS Inc

Life Science Biosensor Diagnostics Pty Ltd (LSBD) is the owner and licensor of the Biosensor platform currently licensed to GBS Inc and other corporations globally. The objective of LSBD is to develop its biosensor diagnostic test portfolio to be commercialized by its licensees in real time at the point of care, either by health care professionals or by the patients directly. This means making diagnostic testing accessible to the people that need it when they need it.

As LSBD continues the development and commercialization of the biosensor diagnostic test portfolio, an ongoing capital intense Research and Development (R&D) and commercialization plan expected for the next 5 years, which will require funding by LSBD and its subsidiary companies, it continues to support the management of its licensee GBS Inc and the saliva based glucose and COVID tests.

LSBD forecasts to generate this investment in R&D funding from licensing revenue, sales royalties, and, if required, as in this case, divestment of shares LSBD owns in investee companies it lists on the capital markets.

After the current saliva based glucose and COVID tests, the next phase planned for this biosensor diagnostic test portfolio will include subsequent research and development of approximately 150 different real time point of care diagnostic tests, in the diagnostic segments of clinical biochemistry, immunology, endocrinology, allergology, oncology and genomics.

Company Contact:

George Syrmalis – Director

Life Science Biosensor Diagnostics Pty Ltd

info@theiqgroupglobal.com

November 22, 2021